        EXHIBIT 3.1
THIRD CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LAREDO PETROLEUM, INC.
(Originally incorporated on August 12, 2011)
Laredo Petroleum, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) hereby certifies pursuant to Section 242 of the DGCL:
FIRST: At a meeting of the Board of Directors of the Corporation duly called and held on November 16, 2022, the Board of Directors duly adopted the following resolution amending the First Article of the Corporation’s Amended and Restated Certificate of Incorporation in its entirety as follows:
“FIRST: The name of the corporation is Vital Energy, Inc. (hereinafter referred to as the “Corporation”)”
SECOND: This amendment and the change of name of the Corporation contemplated herein shall become effective at 12:01 A.M., Eastern Time, January 9, 2023.
The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on this 6th day of January, 2023.

Laredo Petroleum, Inc.
By:	/s/ Mark Denny
Name:	Mark Denny
Title:	SVP – General Counsel & Secretary

[Signature Page to Certificate of Amendment to Amended and Restated Certificate of Incorporation]